Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of SandRidge Energy, Inc., to be filed on or about March 29, 2011 (the “Registration Statement”), of all references to the name of Netherland, Sewell & Associates, Inc.; to references to Netherland, Sewell & Associates, Inc. in the Registration Statement, including under the heading “Experts”; and to the inclusion in the Registration Statement of information taken from the reports listed below in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the U.S. Securities and Exchange Commission on February 28, 2011:

December 31, 2010, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

December 31, 2009, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

December 31, 2008, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Thomas J. Tella II
Thomas J. Tella II Senior Vice President

Dallas, Texas

March 28, 2011